Exhibit 23.2

Independent Auditors’ Consent

The Board of Directors

Taisil Electronic Materials Corporation:

We consent to incorporation by reference in the registration statements (Nos. 33-96420, 333-19159, 333-43474, 333-83624, 333-83628, and 333-100404) on Form S-8 of MEMC Electronic Materials, Inc. of our report dated January 17, 2003, relating to the balance sheet of Taisil Electronic Materials Corporation as of December 31, 2002, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year then ended, which report appears in the December 31, 2002 annual report on Form 10-K/A of MEMC Electronic Materials, Inc.

/s/    KPMG Certified Public Accountants

Taipei, Taiwan

April 14, 2003